                            LOAN CONVERSION AGREEMENT

THIS LOAN CONVERSION AGREEMENT (the "Agreement") is entered into as of October 4, 2001 (the "Effective Date") by and between Lutz Family Irrevocable Trust 1 ("Lender") whose address is 11720 Kallgren Road N.E., Bainbridge Island, Washington 98110, and Skinvisible, Inc., a Nevada corporation (the "Company"), whose address is 6320 South Sandhill Road, Suite 10, Las Vegas, NV 89120.

REFERENCE is hereby made to one (1) Promissory Note between the Company and Lender dated June 15, 2001 (the "Note").

WHEREAS, the Lender advanced, in total, the sum of Fifty Thousand Dollars ($50,000), (the "Principal") to the Company in exchange for the Note.

WHEREAS, interest has accrued and is payable in the amount of One Thousand Five Hundred Twenty Dollars and 55 cents ($1520.55) as of October 4, 2001.

NOW THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

The Principal amount of the Notes will be converted into Five Hundred Thousand (500,000) shares of common stock of Skinvisible, Inc. at the rate of $0.10 per share. The share certificate will be issued in the name Lutz Family Irrevocable Trust 1. In addition, the Company will issue a warrant agreement in the name of Lutz Family Irrevocable Trust 1, which will give the holder the right to purchase further shares at $0.30 per share if exercised in year one, and $0.40 per share if exercised in year two. The warrant agreement will give the holder the right to purchase one share for every two shares acquired by the holder in this transaction for an aggregate total of 250,000 additional shares at the above prices.

The accrued interest payable on the Note will be paid upon execution of this Agreement.

IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Agreement as of the date first written above.

/s/ "signed"
____________________________________
By:     Lutz  Family  Irrevocable  Trust  1
        Authorized  Signatory


SKINVISIBLE,  INC.

/s/ Terry  Howlett
____________________________________
By:     Terry  Howlett,  President